Exhibit 10.47

OCCAM NETWORKS, INC.

EMPLOYMENT AGREEMENT

          This Employment Agreement (this “Agreement”) is entered into as of June 17, 2002, by and between Occam Networks, Inc., a Delaware corporation (the “Company”), and Howard Bailey (“Executive”).  This Agreement will be effective as of first day of employment (the “Effective Date”).

          1.          Duties and Scope of Employment.

                        (a)        Positions and Duties.  As of the Effective Date, Executive will serve as Chief Financial Officer of the Company.  Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as shall reasonably be assigned to him by the Company’s Board of Directors (the “Board”).  The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

                        (b)        Obligations.  During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company.  For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board.

          2.          At-Will Employment.  Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice.  Neither Executive’s job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company.

          3.          Compensation.

                        (a)        Base Salary.  During the Employment Term, the Company will pay Executive as compensation for his services a base salary of $7,307.70 per bi-weekly pay period (the “Base Salary”).  The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding.

                        (b)        Bonus.  Executive will be entitled to participate in the Company’s Management Incentive Program.  In accordance with such program, Executive will be entitled to 30% of Executive’s annualized base salary if 100% of targeted revenues are achieved and 60% of Executive’s annualized base salary if 150% of targeted revenues are achieved.  In the event such bonus amounts are not paid, Executive will receive a guaranteed $25,000 bonus in December 2002, subject to Executive’s continued employment with the Company.

          4.          Stock Options.  At the first meeting of the Company’s Board of Directors following the commencement of Executive’s employment, Executive will be granted a stock option, which will be, to the extent possible under the $100,000 rule of Section 422(d) of the Internal Revenue Code of 1986, as amended (the “Code”), an “incentive stock option” (as defined in Section 422 of the Code), to purchase 2,400,000 shares of the Company’s Common Stock at an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant, as determined in good faith by the Board (the “Option”).  The Option will vest as to 1/4th of the shares subject to the Option on the first anniversary of the commencement of Executive’s employment, and as to 1/48th of the shares subject to the Option monthly thereafter, so that the Option will be fully vested and exercisable four years from the date of grant, subject to Executive’s continued service to the Company on the relevant vesting dates.  The Option will be subject to the terms, definitions and provisions of the Company’s 2000 Stock Incentive Plan (the “Stock Plan”) and the stock option agreement by and between Executive and the Company (the “Option Agreement”), both of which documents are incorporated herein by reference.  In the case of any conflict between the terms of the Plan or the Option Agreement and the terms of this letter, the terms of this Agreement will govern.

          5.          Employee Benefits.  During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance, and flexible-spending account plans.  The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

          6.           Temporary Living Reimbursement.  Executive’s services will be performed in Santa Barbara, California unless otherwise approved by the Board.  The Company acknowledges that Executive intends to continue living in the San Francisco Bay area.  During the Employment Term, the Company will reimburse Executive for reasonable travel expenses between the San Francisco Bay area and Santa Barbara no more than four round trips per month, provided, that any air transportation will be in coach class and that Executive will properly account for such expenses in accordance with Company policies and procedures.  The Company will also provide Executive with an apartment for his use in Santa Barbara, California.

          7.          Vacation.  Executive will be entitled to paid vacation in accordance with the Company’s vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto.  Executive will be entitled to Company holidays in accordance with the Company’s policies in effect from time to time.

          8.          Change of Control Benefits.  If within 12 months following a Change of Control (as defined below) Executive’s employment with the Company or successor corporation is terminated due to an Involuntary Termination, or if there is a change in CEO within first 12 months of Executive’s employment and Executive’s employment with the Company or successor corporation is terminated due to an Involuntary Termination, and Executive signs and does not revoke a standard release of claims with the Company or successor corporation, then subject to Section 10, the unvested portion of the Option, if any, will be accelerated and will vest to the extent of an additional 25% of the number of shares originally granted; provided, however, that in no event shall the number of shares to which Executive is entitled to purchase under the Option exceed the original amount granted under the Option

                         For purposes of this Agreement the following terms shall be defined as follows:

                        (a)        “Change of Control” of the Company shall mean the date: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; (ii) of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the shareholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company; or (iii)  of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.

                        (b)        “Involuntary Termination” shall mean the termination of Executive’s employment other than for (i) death or Disability, or (ii) voluntarily or for Cause.

                        (c)        “Cause” shall mean (i) an act of dishonesty made by Executive in connection with Executive’s responsibilities as an employee, (ii) Executive’s conviction of, or plea of nolo contendere to, a felony, (iii) Executive’s gross misconduct, or (iv) Executive’s continued substantial failure to perform his employment duties after Executive has received a written demand for performance from the Board which specifically sets forth the factual basis for the Board’s belief that Executive has not substantially performed his duties.

                        (d)        “Disability” shall mean that Executive, at the time notice is given, has been unable to substantially perform his duties under this Agreement for a period of not less than 60 consecutive days as the result of his incapacity due to physical or mental illness.  In the event that Executive resumes the performance of substantially all of his duties hereunder before the termination of his employment under this Section 8(d) becomes effective, the notice of termination will automatically be deemed to have been revoked.

          9.          Confidential Information.  Executive agrees to enter into the Company’s standard at-will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (the “Confidential Information Agreement”) prior to commencing employment hereunder.  Executive agrees not to bring any third party confidential information to the Company, including that of Executive’s former employer, and that in performing his duties for the Company Executive will not in any way utilize any such information.

          10.          Conditional Nature of Change of Control Payments; Non-Solicitation.  Executive’s right to receive the Change of Control payments set forth in Section 8 (to the extent Executive is otherwise entitled to such payments) is conditioned upon Executive not either directly or indirectly soliciting, inducing, attempting to hire, recruiting, encouraging, taking away, hiring any employee of the Company or successor corporation causing an employee to leave his employment either for Executive or for any other entity or person for one year following the date of termination.

          11.          Assignment.  This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company.  Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes.  For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.  None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution.  Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

          12.          Notices.  All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one day after being sent by a well established commercial overnight service, or (iii) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

                         If to the Company:

                                    Occam Networks, Inc.
                                    77 Robin Hill Road
                                    Santa Barbara, CA 93117
                                    Attn: Secretary

                         If to Executive:

                                    at the last residential address known by the Company.

          13.          Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

          14.          Arbitration.

                        (a)        General.  In consideration of Executive’s service to the Company, its promise to arbitrate all employment related disputes and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company under this Agreement or otherwise or the termination of Executive’s service with the Company, including any breach of this Agreement, shall be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

                        (b)        Procedure.  Any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes.  The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or California Code of Civil Procedure.  The arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing.  The arbitrator shall issue a written decision including findings of fact and conclusions of law on the merits of its award.  The arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law.  The Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive shall pay the first $200.00 of any filing fees associated with any arbitration Executive initiates.  The arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules shall take precedence.

                        (c)        Remedy.  Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between Executive and the Company.  Accordingly, except as provided for by the Rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.  Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

                        (d)        Availability of Injunctive Relief.  In addition to the right under the Rules to petition the court for provisional relief, any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Confidential Information Agreement or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code §2870.  In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys fees.

                        (e)        Administrative Relief.  Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers’ compensation board.  This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

                        (f)        Voluntary Nature of Agreement.  Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else.  Executive has carefully read this Agreement and has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Executive is waiving Executive’s right to a jury trial.  Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

          15.          Integration.  This Agreement, together with the offer letter dated May 17, 2002, the Stock Plan, the Option Agreement and the Confidential Information Agreement, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral.  No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

          16.          Tax Withholding.  All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

          17.          Governing Law.  This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

          18.          Acknowledgment.  Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

          IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officers, as of the day and year first above written.

COMPANY:

OCCAM NETWORKS, INC.
A Delaware Corporation

By:	/s/ Robert Howard-Anderson	Date:	June 17, 2002

Title:	President and CEO

EXECUTIVE:

/s/ Howard Bailey		Date:	June 17, 2002

Howard Bailey

Address:	14093 Pike Rd.
Saratoga, CA 95070